Exhibit 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION

Cash compensation for non-employee directors is as follows:

Position	Annual Retainer

All Members (Base)	$25,000
Additional Retainers
Board Chairman (1)	$20,000
Audit Committee Chairman	$15,000
Compensation Committee Chairman	$10,000
Audit Committee Member (other than Chairman)	$5,000
Compensation Committee Member (other than Chairman)	$5,000

(1)	Increased from $15,000 on March 11, 2015.

Equity compensation for non-employee directors is as follows:

Annual Grants. Each year, immediately following Cardica, Inc.’s Annual Meeting of Stockholders, each non-employee director will automatically be granted an option to purchase 150,000 shares of the Company’s common stock. Each such option will vest monthly over the ensuing year.

Initial Grants. Automatically upon becoming a director, any new non-employee director shall be granted an option to purchase 225,000 shares of Cardica, Inc.’s common stock, vesting monthly over three years.